NEWS RELEASE	220 Liberty Street Warsaw, NY 14569

For Additional Information:
Karl F. Krebs
Executive VP & CFO
Phone: 585.786.1125
Email: KFKrebs@fiiwarsaw.com

FINANCIAL INSTITUTIONS PARTIALLY REDEEMS TARP PREFERRED SHARES
Declares Cash Dividend and Sets Annual Meeting Date

WARSAW, N.Y., February 23, 2011 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”) announced that it has redeemed one-third, or $12.5 million, of the outstanding $37.5 million of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued to the U.S. Department of the Treasury pursuant to the Troubled Asset Relief Program (“TARP”) in December 2008.

President and Chief Executive Officer Peter G. Humphrey said, “We believe it’s the right time to redeem a portion of the TARP funds, which will help to improve future earnings by reducing the amount we pay in preferred dividends,” Humphrey said. “We continue to consider this capital as a high-quality, relatively low-cost form of financial strength, and believe that repaying these funds in stages is prudent and in the best interests of our shareholders.”

The Company also announced that its Board of Directors declared quarterly cash dividends of $0.10 per share on its common stock, $0.75 per share on its Series A 3% Preferred Stock and $2.12 per share on its Series B-1 8.48% Preferred Stock. All dividends are payable on April 2, 2011 to shareholders of record on March 7, 2011.

The Board of Directors also set the date for the 2011 Annual Meeting of Shareholders of Financial Institutions, Inc. for Wednesday, May 4, 2011 and set the record date for the shareholders eligible to vote at the meeting as March 7, 2011.

About Financial Institutions, Inc.

With over $2.2 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The consolidated entity employs over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, fluctuations in the fair value of securities in the investment portfolio, and general economic and credit market conditions nationally and regionally. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise these statements following the date of this press release.